UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 26, 2017 (December 19, 2017)

TRIBUNE MEDIA COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08572	36-1880355
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 North State Street, Chicago, Illinois		60611
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 563-8296

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 19, 2017, to secure his continued employment with Tribune Media Company (the “Company”) through the closing of the Company’s merger with Sinclair Broadcast Group, Inc. (the “merger”), which is expected to occur in 2018, and to reward his efforts to effect the closing and otherwise on behalf of the Company in 2018, recognizing that he was not made a participant in the Company’s equity incentive programs when appointed to serve as the Company’s chief executive officer, the Compensation Committee of the Company’s Board of Directors (the “Board”) approved that Mr. Kern will be paid a cash retention bonus of $3.25 million at or following the closing of the merger. Payment of this bonus is contingent upon Mr. Kern remaining continuously employed with the Company through the closing date of the merger; except that this retention bonus would also be paid if the Company terminates him without cause or Mr. Kern resigns for good reason (as such terms are defined in the Tribune Media Company 2016 Incentive Compensation Plan) prior to such closing date. This retention bonus amount is in addition to the aggregate amount of $5 million payable as bonus compensation to Mr. Kern in 2017 and referenced in the notes accompanying the table under the heading “Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” in the merger proxy statement.

Mr. Kern’s retention bonus will be payable from a retention bonus pool reserved by the Compensation Committee of the Board in connection with the merger, which was previously disclosed in the proxy statement related to the approval of the merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 26, 2017	Tribune Media Company

	By:	/s/ Edward P. Lazarus
	Name:	Edward P. Lazarus
	Title:	Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary

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